Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "REVIVA PHARMACEUTICALS HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2024, AT 3:47 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4421443 8100
SR# 20244447389

Authentication: 205100633
Date: 12-11-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REVIVA PHARMACEUTICALS HOLDINGS, INC.

A Delaware Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Reviva Pharmaceuticals Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

The name of the Corporation is Reviva Pharmaceuticals Holdings, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2020 (as further amended and restated, the “Certificate of Incorporation”).

2.

The Certificate of Incorporation is hereby amended to increase the authorized shares of the Corporation’s common stock, par value $0.0001 per share, by deleting the first paragraph under Section A of Article IV, and replacing such paragraph with the following:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Million (325,000,000), of which (i) Three Hundred Fifteen Million (315,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

3.

The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby shall be effective immediately upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 10th day of December, 2024.

REVIVA PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Laxminarayan Bhat
Name:	Laxminarayan Bhat
Title:	Chief Executive Officer